Exhibit 10.23.3

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment to Amended and Restated Employment Agreement (this “Amendment”) is made and entered into as of November 27, 2017, by and between REPUBLIC AIRWAYS HOLDINGS INC., a Delaware corporation (the “Company”), and PAUL K. KINSTEDT (the “Executive”).

RECITALS

Whereas, the Executive and the Company are parties to the Amended and Restated Employment Agreement dated as of February 8, 2017, as amended (the “Employment Agreement”); and

Whereas, the Company and the Executive desire to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Section 3(d) of the Employment Agreement is hereby amended by replacing the reference to “Equity Incentive Plan (the “EIP”)” with “Long Term Incentive Plan (the “EIP”)” and adding the following sentence at the end thereof: “Notwithstanding any provision in the EIP or applicable award agreement to the contrary, the long-term incentive awards to be granted to the Executive under the EIP will not be subject to discretionary downward adjustment by the Compensation Committee as otherwise permissible under Section 5(c) of the EIP following achievement of the performance objectives applicable such awards.”

2. Except as provided in Section 1 above, all other provisions of the Employment Agreement shall remain in effect in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Bryan K. Bedford
	Name:	Bryan K. Bedford
	Title:	Chief Executive Officer and President

PAUL K. KINSTEDT

/s/ Paul K. Kinstedt